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                                                                     EXHIBIT 3.1


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            STERLING CHEMICALS, INC.

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                 Pursuant to Sections 103(f), 245 and 303 of the
                        Delaware General Corporation Law

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                  The undersigned, David G. Elkins, certifies that he is the
President and Co-Chief Executive Officer of Sterling Chemicals, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and does hereby further certify as follows:

                  (1) The name under which the Corporation was originally incorporated was STX Chemicals Corp. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 10, 1996.

                  (2) The name of the Corporation was changed to Sterling Chemicals, Inc. pursuant to that certain Certificate of Amendment of the Certificate of Incorporation of STX Chemicals Corp. filed with the Secretary of State of the State of Delaware on August 21, 1996.

                  (3) This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 103(f), 245 and 303 of the General Corporation Law of the State of Delaware (the "DGCL") in order, among other things, to put into effect and carry out the confirmation order entered by the United States Bankruptcy Court for the Southern District of Texas on November 21, 2002 in the reorganization proceeding styled In re Sterling Chemicals Holdings, Inc., et al., Case No. 01-37805-H4-11, which confirmed the Joint Plan of Reorganization of the Corporation dated October 14, 2002 (the "Joint Plan of Reorganization").

                  (4) The text of the Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety as follows:

                  FIRST: The name of the Corporation is "Sterling Chemicals, Inc." (hereinafter the "Corporation").



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                  SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

                  THIRD: The purpose for which the Corporation is organized is to engage in any lawful acts and activities for which corporations may be organized under the DGCL, and the Corporation shall have the power to perform all lawful acts and activities.

                  FOURTH:

                  A. Authorized Capital Stock. The total number of shares of stock that the Corporation shall have the authority to issue is 20,125,000 shares of capital stock, consisting of (i) 125,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and (ii) 20,000,000 shares of common stock, par value $.01 per share (the "Common Stock").

                  B. Common Stock.

                           1. Rights Generally. Except as otherwise expressly
provided herein or as otherwise required by applicable law, all shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

                           2. Voting Rights of Common Stock Generally. Subject
to any right that may be conferred upon holders of Preferred Stock to vote together with holders of Common Stock on any matter submitted to a vote of stockholders, or in respect of which written consents in lieu of a meeting are solicited, each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock registered in the name of such holder on the transfer books of the Corporation on each matter on which the common stockholders of the Corporation shall be entitled to vote.

                           3. Dividend Rights. Subject to the prior rights and
preferences (if any) of the holders of any other class or series of stock having a preference as to dividends over the Common Stock, the holders of Common Stock will be entitled to receive, to the extent permitted by law, and to share equally and ratably, share for share, such dividends as may be declared from time to time by the Board of Directors, whether payable in cash, property, securities or otherwise of the Corporation.

                           4. Liquidation, Dissolution or Other Winding Up of
the Corporation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up of the Corporation, after distribution in full of preferential amounts, if any, to be distributed to the holders of shares of any other class or series of stock having a preference as to liquidating distributions over the Common Stock, the holders of the Common Stock shall be entitled to share equally and ratably, share for share, in all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders. For purposes of this Section, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other corporations shall be deemed to be a liquidation, dissolution or winding-up of the Corporation,



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voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding-up of the business of the Corporation.

                  C. Preferred Stock.

                           1. Authority is hereby expressly granted to and
vested in the Board of Directors to authorize from time to time the issuance of Preferred Stock in one or more series. With respect to each series of Preferred Stock authorized by it, the Board of Directors shall be authorized to establish by resolution or resolutions, and by filing a certificate pursuant to the applicable law of the State of Delaware (a "Preferred Stock Designation"), the following to the fullest extent now or hereafter permitted by the DGCL:

                                    (a) the designation of such series;

                                    (b) the number of shares to constitute such
series;

                                    (c) subject to Section D of this Article
FOURTH with respect to the application of Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code, whether such series is to have full, special or limited voting rights, or no voting rights;

                                    (d) if (subject as aforesaid) such series
has voting rights, whether or not such series is to be entitled to vote as a separate class either alone or together with the holders of the Common Stock or one or more other series of Preferred Stock;

                                    (e) the preferences and relative,
participating, optional, conversion or other special rights (if any) of such series and the qualifications, limitations or restrictions (if any) with respect to such series;

                                    (f) the redemption rights and price(s), if
any, of such series, and whether or not the shares of such series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund or funds are to be established, the periodic amount thereof and the terms and provisions relative to the operation thereof;

                                    (g) the dividend rights and preferences (if
any) of such series, including, without limitation, (A) the rates of dividends payable thereon, (B) the conditions upon which and the time when such dividends are payable, (C) whether or not such dividends shall be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends shall accumulate and (D) whether or not the payment of such dividends shall be preferred to the payment of dividends payable on the Common Stock or any other series of Preferred Stock;

                                    (h) the preferences (if any), and the
amounts thereof, which the holders of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding-up of, or upon any distribution of the assets of, the Corporation;

                                    (i) whether or not the shares of such
series, at the option of the Corporation or the holders thereof or upon the happening of any specified event, shall be



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convertible into or exchangeable for (A) shares of Common Stock, (B) shares of any other series of Preferred Stock or (C) any other stock or securities of the Corporation;

                                    (j) if such series is to be convertible or
exchangeable, the price or prices or ratio or ratios or rate or rates at which such conversion or exchange may be made and the terms and conditions (if any) upon which such price or prices or ratio or ratios or rate or rates may be adjusted; and

                                    (k) such other rights, powers and
preferences with respect to such series as the Board of Directors may deem advisable.

Any series of Preferred Stock may vary from any other series of Preferred Stock in any or all of the foregoing respects and in any other manner.

                           2. The Board of Directors may, with respect to any
existing series of Preferred Stock but subject to the Preferred Stock Designation creating such series, (a) increase the number of shares of Preferred Stock designated for such series by a resolution adding to such series authorized and unissued shares of Preferred Stock not designated for any other series or (b) decrease the number of shares of Preferred Stock designated for such series by a resolution subtracting from such series shares of Preferred Stock designated for such series (but not below the number of shares of such series then outstanding), and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.

                           3. No vote of the holders of Common Stock or any
class or series of Preferred Stock then issued and outstanding shall, unless otherwise expressly provided in a Preferred Stock Designation, be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Amended and Restated Certificate of Incorporation. Shares of any series of Preferred Stock that have been authorized for issuance pursuant to this Amended and Restated Certificate of Incorporation and that have been issued and reacquired in any manner by the Corporation (including upon conversion or exchange thereof) shall be restored to the status of authorized and unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors and a Preferred Stock Designation as set forth above.

                  D. Limitation on Issuance of Non-Voting Equity Securities. Notwithstanding any other provision in this Article FOURTH, pursuant to Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code, the Corporation will not issue non-voting equity securities (which shall not be deemed to include any warrants or options to purchase capital stock of the Corporation); provided, however, that this provision (i) will have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such section is in effect and applicable to the Corporation or any of its wholly-owned subsidiaries and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

                  E. Stock Options, Warrants, etc. Unless otherwise expressly prohibited in a Preferred Stock Designation creating any series of Preferred Stock, the Corporation shall have authority to create and issue warrants, rights and options entitling the holders thereof to purchase



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from the Corporation shares of the Corporation's capital stock of any class or series or other securities of the Corporation for such consideration and to such persons, firms or corporations as the Board of Directors, in its sole discretion, may determine, setting aside from the authorized but unissued stock of the Corporation the requisite number of shares for issuance upon the exercise of such warrants, rights or options. Such warrants, rights and options shall be evidenced by one or more instruments approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, time for exercise and other terms of such warrants, rights or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

                  F. Shares of Common Stock and certain other equity securities of the Corporation constituting "Restricted Equity Securities" (such term having the meaning ascribed to it in that certain Tag Along Agreement (as defined below) to which the Corporation is to be a party) are subject to certain restrictions on transfer specified in such Tag Along Agreement. In accordance therewith, the Restricted Equity Securities owned by any Restricted Holder shall not be Transferred in any Qualifying Transaction, and no Restricted Holder shall, and RAM shall not permit any RAM Affiliate to, Transfer any Restricted Equity Securities, in any Qualifying Transaction, in any case, without satisfaction of the conditions specified in Article III of such Tag Along Agreement. Any Transfer of Restricted Equity Securities by any Restricted Holder in violation of the Tag Along Agreement shall be void ab initio and of no force or effect. The Corporation shall not register the transfer on its books of any certificate representing shares of Restricted Equity Securities nor issue any certificates in lieu thereof unless in compliance with the terms and provisions of the Tag Along Agreement. For purposes of this Article FOURTH, the terms "Restricted Equity Securities," "Qualifying Transaction," "RAM," "RAM Affiliate," "Restricted Holder," "Transfer" and "Transferred" shall have meanings ascribed to such terms in that certain Tag Along Agreement, to be entered into on and dated as of the "Effective Date" of (and as defined in) the Joint Plan of Reorganization ("Tag Along Agreement"), by and among the Corporation, Resurgence Asset Management, L.L.C., a Delaware limited liability company on behalf of itself and each of the RAM Affiliates and the Creditor's Committee, on behalf of the Qualifying Holders, a copy of which is available upon written request delivered to the Secretary of the Corporation. This Section
F. of this Article FOURTH shall not be amended without the approval of the Required Qualifying Holders.

                  FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  A. Board of Directors Generally.

                           1. The business and affairs of the Corporation shall
be managed by or under the direction of the Board of Directors.

                           2. The number of directors constituting the entire
board of directors shall be as set forth in or fixed pursuant to the Bylaws of the Corporation, except that the size of the entire board of directors shall automatically be increased to the extent necessary to implement the provisions set forth in Section B. and Section C. of this Article FIFTH.



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                           3. Subject to the terms of Sections B. and C. of this
Article FIFTH, nominations of persons for election or reelection to the Board of Directors may be made by or at the direction of the Board of Directors. Subject to the terms of Sections B. and C. of this Article FIFTH, the Bylaws may set forth procedures for the nomination of persons for election or reelection to the Board of Directors and only persons who are nominated in accordance with such procedures (if any) shall be eligible for election or reelection as directors of the Corporation.

                           4. Except as otherwise provided in this Amended and
Restated Certificate of Incorporation including Section B. and Section C. of this Article FIFTH, directors shall be elected by a plurality of the votes cast at the annual meetings of stockholders, and each director so elected shall hold office until the next annual meeting of stockholders and until such director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal.

                           5. Subject to the terms of Sections B. and C. of this
Article FIFTH, unless otherwise provided by law, vacancies arising through death, resignation, removal, an increase in the number of directors or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. If there are no directors then in office, an election of directors may be held in the manner provided by applicable law.

                           6. Directors may be removed at any time for Cause (as
defined below) by the vote of a majority of the directors then in office (excluding the director so sought to be removed). Directors may be removed at any time, and from time to time, without Cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that (a) any director designated by the Unsecured Creditors Committee pursuant to Section
B. of this Article FIFTH may be removed without Cause only by the Unsecured Creditors Committee, and (b) any director elected by the holders of Senior Notes pursuant to Section C. of this Article FIFTH may be removed without Cause only by the holders of a majority in aggregate principal amount of the then outstanding Senior Notes. For purposes of this Amended and Restated Certificate of Incorporation, "Cause" shall mean (i) conviction of any crime (whether or not involving the Corporation) constituting a felony in the jurisdiction involved, the time for appeal having expired; (ii) engaging in any substantiated act involving moral turpitude; or (iii) misappropriation of any Corporation assets.

                  B. Designation of Director by Unsecured Creditors Committee.

                           1. Under and in accordance with the Joint Plan of
Reorganization, the Unsecured Creditors Committee (as such term is defined in the Joint Plan of Reorganization), designated Ronald A. Rittenmeyer to serve, and Ronald A. Rittenmeyer is hereby named, constituted and appointed, as a director of the Corporation for two successive one-year terms, such terms to commence upon the Effective Date (as such term is defined in the Joint Plan of Reorganization) and terminate at the first annual meeting of the Corporation held after the second anniversary of the Effective Date, whereupon the directorship described in this Section B. of Article FIFTH shall cease to exist.



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                           2. In the event of the death or resignation of Ronald
A. Rittenmeyer, or in the event that Ronald A. Rittenmeyer shall be removed as a director by the Unsecured Creditors Committee for any reason or by the remaining directors of the Corporation for Cause (as defined above), he shall be replaced and such vacancy filled by Thomas P. Krasner, who has been designated by the Unsecured Creditors Committee for such purpose under and in accordance with the Joint Plan of Reorganization, and Thomas P. Krasner shall serve, and (for such purpose) Thomas P. Krasner is hereby named, constituted and appointed, as a director for the Corporation for the remaining portion of such terms.

                           3. In the event of the death (while serving as a
director) or resignation of Thomas P. Krasner, or in the event that Thomas P. Krasner shall be removed as a director by the Unsecured Creditors Committee for any reason or by the remaining directors of the Corporation for Cause (as defined above), he shall not be replaced (and such vacancy not filled), and the directorship described in this Section B. of Article FIFTH shall cease to exist.

                  C. Designation of Director by Holders of 10% Senior Secured Notes.

                           1. For so long as there shall be outstanding under
the 10% Senior Secured Notes (the "Senior Notes") to be due five years after the Effective Date and issued by the Corporation under the Joint Plan of Reorganization any Obligations (as such term is defined in the indenture, to be dated as of the Effective Date, by and between the Corporation and the Trustee, pursuant to which the Senior Notes are to be issued, as the same shall be amended and in effect from time to time (the "Indenture")), the holders of the Senior Notes shall have the exclusive right, voting separately as a class, to elect one director of the Corporation, as follows:

                                    (a) The initial director designated pursuant
to this subsection (1)(a) shall be designated by the Unofficial Secured Noteholders Committee (as defined in the Joint Plan of Reorganization) pursuant to the Joint Plan of Reorganization and shall take office upon the Effective Date. Thereafter, the holders of the Senior Notes shall have the exclusive right, voting separately as a class, at each annual meeting of stockholders of the Corporation held for the purpose of electing directors or by the written consent of the holders of the Senior Notes entitled to vote thereon pursuant to
Section 228 of the DGCL, to elect one director, to hold office until the next annual meeting of stockholders and until such director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal. Such voting right shall continue until such time as all Obligations under the Senior Notes shall have been paid in full, at which time such voting right of the holders of the Senior Notes shall terminate.

                                    (b) With respect to any annual meeting of
stockholders held, or written consent obtained, subsequent to the Effective Date, the holders of Senior Notes entitled to elect a director pursuant to this Section shall designate a nominee pursuant to such procedures as shall be set forth in the Indenture.

                                    (c) At any meeting held for the purpose of
electing directors at which the holders of the Senior Notes shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of 33-1/3% in aggregate principal amount of the then outstanding Senior Notes shall be required and be sufficient to constitute a quorum of such holders for the election of the director by such holders, unless otherwise specified in the



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Indenture. At any such meeting or adjournment thereof, the absence of a quorum of the holders of the Senior Notes having such right shall not prevent the election of directors other than those to be elected by the holders of Senior Notes and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of the director to be elected by the holders of the Senior Notes entitled to elect such directors. The vote, in person or by proxy, of the holders of a plurality in aggregate principal amount of the then outstanding Senior Notes present in person or by proxy at such meeting shall be sufficient to elect the director under this Section C. of Article FIFTH.

                                    (d) A vacancy in the directorship created
pursuant to this Section C. of Article FIFTH arising through death, resignation, removal or otherwise may be filled only by the vote of the holders of the then outstanding Senior Notes at any time pursuant to such procedures as shall be set forth in the Indenture.

                           2. The directorship created pursuant to this Section
C. of Article FIFTH shall terminate when after the Effective Date no further Obligations under the Senior Notes are outstanding. Upon such termination, the term of office of the director then in office shall terminate and he or she shall resign from the Board of Directors of the Corporation, and the directorship described in this Section C. of Article FIFTH shall cease to exist.

                  D. Power of Directors Concerning Bylaws. The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

                  E. Personal Liability of Directors. No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the personal liability of the directors to the Corporation or its stockholders shall be limited to the full extent permitted by the DGCL, as so amended from time to time.

                  F. General Powers of Directors. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.



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                  G. Registration and Reports under the Securities Exchange Act of 1934. At all times during the period commencing with the Effective Date) and continuing thereafter for 18 months, the Corporation shall cause the shares of Common Stock to be registered under Section 12(g) of, and shall timely file with the Securities and Exchange Commission all reports required to be filed pursuant to Section 13 of, the Securities Exchange Act of 1934, as amended.

                  SIXTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that (i) such person is or was a director or officer of the Corporation on or after October 7, 2002 and (ii) except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SIXTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

                  The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SIXTH to directors and officers of the Corporation.

                  The rights to indemnification and to the advance of expenses conferred in this Article SIXTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

                  Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

                  SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware as such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                  EIGHTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

                  NINTH: The Corporation hereby elects not to be governed by
Section 203 of the DGCL.



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                  TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided that the Corporation shall not amend, alter, change or repeal any provision contained in (i) Paragraphs 2 or 5 of Section A. or Section B. of Article FIFTH hereof or this clause (i) at any time prior to the first annual meeting of the Corporation held after the second anniversary of the Effective Date without the approval of the holders of 95% of the outstanding Common Stock voting as a separate class; (ii) for so long as any Obligations under the Senior Notes shall be outstanding, Section C. of Article FIFTH hereof without the approval of the holders of Senior Notes required generally under the Indenture to waive or amend a provision thereof and (iii) Section F. of Article FOURTH hereof or this clause (iii) at any time prior to the termination of the Tag Along Agreement in accordance with its terms without the approval of the holders of 95% of the outstanding Common Stock voting as a separate class.

                  IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed this day of December, 2002.


                                    STERLING CHEMICALS, INC.



                                    By:
                                       -----------------------------------------
                                        David G. Elkins
                                        President
                                        Co-Chief Executive Officer



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